Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS SENIOR VP AND CONTROLLER D. MICHAEL JACK TO RETIRE

CHICAGO - June 21, 2007 - Telephone and Data Systems, Inc. (AMEX: TDS, TDS.S) announces that D. Michael Jack, senior vice president and controller, plans to retire on Aug. 15, 2007. The company is conducting a search for his replacement. Jack, who is 64, will continue to serve TDS as a consultant through Feb. 15, 2008.

"Mike is a talented leader with an exceptional work ethic," said Kenneth R. Meyers, TDS executive vice president and CFO. "He has made many important contributions during his tenure, including major process improvements in our accounting, reporting, and budgeting areas, as well as our strategy development. Mike's enthusiasm and team-oriented management style will be greatly missed."

Since joining TDS in late 1999, Jack has been responsible for corporate accounting, accounting policy, financial and management reporting, tax, strategic business planning and analysis, and financial control. He has also provided oversight to the human resources and administrative activities for TDS' corporate finance organization.

"Mike has been instrumental in the growth and success of TDS," said LeRoy T. Carlson, Jr., TDS president and CEO. "In addition to his excellent management and accounting skills, he has used his business acumen, financial expertise and industry knowledge to make significant contributions to our company's strategic planning efforts. His perspectives will be missed by me and the other leaders throughout the TDS group of companies."

Prior to TDS, Jack spent more than 25 years with Cummins Engine Company, Inc., where he held numerous controllership and other management positions in finance and non-financial areas. Most recently he held the position of executive director of Cummins Financial Services. Prior to Cummins, he worked for Ford Motor Company and General Motors.

Jack, a CPA and CMA, has been an active participant in CPA societies holding several positions on boards and task forces. He is a member of Financial Executives International (FEI), and previously was an alternate on the FEI Committee on Corporate Reporting. Jack participated in various advisory committees or colloquiums for FEI, Harvard University, and Canadian Institute of Management Accountants research projects. Additionally, he has authored several articles on managerial accounting and reporting, as well as a section of Dow Jones Controllers Handbook. Jack received an M.B.A. from Ball State and a B.S. from Indiana State University.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of March 31, 2007, the company employed 11,600 people and served 7.2 million customers/units in 36 states.

For more information, please visit www.teldta.com or www.uscellular.com.